Exhibit 99.1

EVERGREEN ENERGY INC ANNOUNCES FOURTH QUARTER
AND FISCAL 2006 FINANCIAL RESULTS

DENVER — March 1, 2007 — Evergreen Energy Inc (NYSE Arca: EEE) today reported financial results for the fourth quarter and fiscal year 2006 as well as several subsequent business updates.  Full details on 2006 results are included in the Company’s annual report on Form 10-K, which was filed today with the Securities and Exchange Commission.

The fourth quarter of 2006 included several initial test burn shipments of K-Fuel® refined coal, as well as the signing of initial agreements with two utilities for the development of the Company’s first K-Direct facilities.  Evergreen also worked during the quarter to optimize its Ft. Union K-Fuel® plant, which is the first plant producing K-Fuel® refined coal, and continues work in early 2007 with Bechtel Power Corporation on optimization and standardization of its plant and future plant design.

“During the fourth quarter we advanced our business with utility and industrial users,” said Mark S. Sexton, chairman, president and CEO. “Two letter agreements with major utilities for K-Direct facilities, new initiatives at our Ft. Union K-Fuel® plant and our successful test burns with two industrial customers were important achievements for our strategy of emphasizing K-Direct plants and achieving operational excellence. Our testing and design efforts with the utility customers are in full swing.”

Recent Developments

Evergreen has signed two exclusive Agreements with Bechtel Power Corporation (BPC) that provide for initial engineering and the basis for the engineering, procurement and construction contracts for building of the next several K-Fuel® refineries by BPC currently being evaluated by Evergreen at several utility power plant sites. Bechtel continues to provide technical support for Evergreen’s process optimization program at its Gillette, Wyoming production facility.

The current joint optimization program includes BPC engineering services in the areas of civil/structural, mechanical, electrical and system controls— all focusing on the design for K-Fuel® and K-Direct commercial plants.

“Bechtel brings the experience and depth required to assure the smooth and efficient implementation of our planned fleet of K-Direct refineries. We are both pleased and excited that Bechtel has joined Evergreen’s efforts to quickly provide our customers with our energy efficient and environmentally superior refined coal product, K-Fuel®,” said Sexton.

 The joint optimization program will accelerate the procurement, construction and operation of multiple K-Direct plants at both existing and planned electrical generating coal fired power plants. With the increased emphasis on reducing mercury and CO2 emissions, as well as other pollutants, K-Fuel® will significantly help in achieving  increasingly stringent regulatory standards.

Richard Smith, president Bechtel Fossil Power, said “We are pleased to be working with Evergreen Energy in the development of their K-Fuel® program. The opportunity to design and implement the EPC work on K-Fuel® plants for Evergreen and its customers is the perfect application of BPC’s extensive experience and success in delivering facilities on time and within budget. We are glad to be participating in the development of clean coal technology and for the opportunity to establish a long term relationship with Evergreen that integrates BPC’s expertise in project delivery, process design, procurement and construction”.

In other new developments, the company has formed a wholly owned subsidiary, C-Lock Energy, which will market a proprietary system to generate standardized Carbon Emissions Reduction Credits that is transparent, repeatable and verifiable. Current methods for calculating the credits are inconsistent and inefficient.

C-Lock Energy will affiliate with the Institute for Atmospheric Science at the South Dakota School of Mines and Technology. It will be home, as well, to a combined R&D and applied science technology lab that will service Evergreen Energy’s needs and those of other customers.

“With robust markets expected to evolve in global carbon credits, and given K-Fuel’s® favorable emissions profile, a close association between Evergreen Energy and a promising standardized approach for selling our carbon credits makes great strategic sense,” said Sexton.

As part of our strategy to insure Evergreen Energy has a voice in our national energy debate, effective yesterday Bob Hanfling became Chairman of the Board of the NextGen Energy Council, whose Board includes public and private sector energy leaders working to improve the efficiency and environmental performance of all advanced coal technologies and processes.

So that he may devote more time to this critical function, Bob will remain with Evergreen as a senior vice president while Mark Sexton assumes the role of president.

“I very much appreciate Bob’s willingness to provide leadership and support to this very important coalition that will be advancing clean coal technologies, which benefits all of us,” said Sexton.

Financial Results

The loss for the fourth quarter of 2006 was $18.4 million or $0.23 per diluted share compared with $11.6 million or $0.17 per diluted share in the corresponding 2005 period. The loss for the 2006 fiscal year was $51.5 million or $0.66 per diluted share, as opposed to a $23.3 million loss or $0.35 per diluted share for the 2005 fiscal year.

Revenue for the fourth quarter 2006 was $12.9 million, compared with $31,000 in the fourth quarter 2005.  Revenue for the 2006 fiscal year was $36.7 million compared to $984,000 during the 2005 fiscal year.

Plant start-up costs were $9.2 million and none for the three months ended December 31, 2006 and 2005, respectively. Plant start-up costs were $26.3 million and $1.5 million for the year ended 2006 and 2005, respectively.

The Company anticipates that the start-up costs will trend downward in 2007.  The Company believes that the start-up costs incurred in 2006 are not indicative of future continuous operations.

For the quarter ended December 31, 2006, G&A was $9.3 million, compared with $11.4 million for the quarter ended December 31, 2005.   General and administrative costs for fiscal 2006 were $28.8 million, compared with $20.6 million for the prior fiscal year.  This included employee-related costs of $8 million in 2006, compared to $6.3 million in employee-related costs in 2005.  The increase was primarily attributable to the addition of staff to support plant operations and corporate functions.  The Company also recognized a non-cash expense for equity compensation in the amounts of $9.8 million and $2.2 million for performance based compensation for the years ended 2006 and 2005, respectively.   The increase was due to the adoption of FAS 123R as of January 1, 2006.

Evergreen Energy Inc incurred $32.3 million in coal mining operating expenses in 2006, up from none in 2005.  For the fourth quarter 2006, mining expenses were $11.6 million, compared with none for the fourth quarter 2005.

For the fourth quarter 2006, Evergreen Energy Inc reported depreciation, depletion and amortization of $1.9 million and reported $231,000 for the fourth quarter 2005.  The increase in DD&A expense in the fourth quarter of 2006 was primarily attributable to the acquisition of Buckeye.   The DD&A expense was $5.5 million for 2006 compared to $773,000 for 2005.  DD&A includes amortization on patents of $178,000 and $210,000 for fiscal 2006 and 2005, respectively.

Other income was $6.7 million during the fiscal 2006 as compared to $1.8 million for the same period in the prior year.  For the fourth quarter 2006 and fourth quarter 2005, other income was $1.4 million and $412,000, respectively. The majority of the increase in 2006 is attributed to interest income, which was significantly higher compared to the same period in 2005, primarily as a result of our public stock offering in February 2006.

Evergreen Energy Inc’s combined cash, marketable securities and restricted cash balance at the end of 2006 was $88 million, compared with $34 million on December 31, 2005.  At  December 31, 2006, Evergreen Energy Inc had no long-term debt.

The Company’s capital budget for 2007 is $25 million to $30 million and includes Ft. Union completion costs, Buckeye mining and development costs, and costs associated with K-Direct facilities.  Upon initiation of definitive agreements, future capital costs will be adjusted to reflect the construction of new K-Fuel facilities.  Evergreen Energy expects that its cash balance will be sufficient to meet its operating requirements throughout 2007.

Conference Call

Evergreen Energy Inc will host a conference call on Thursday, March 1, 2007 at 11:30 a.m. Eastern Time (9:30 a.m. MT, 8:30 a.m. PT) with investors, analysts and other interested parties.  Investors can access the conference call via a live webcast on the Company’s website, www.evgenergy.com, or by dialing 1-866-713-8566.  Access code is 13066995.  Investors calling from international locations should dial 617-597-5325

An on-line archive of the call will be available at www.evgenergy.com for thirty days.  Additionally, a replay of the call will be available by dialing 888-286-8010 (domestic) or 617-801-6888 (International), pass code 23733385, from 1:30pm Eastern Time March 1 through March 8, 2007.

About Evergreen Energy Inc

Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. Our actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:	Media and Public Affairs
Karli Anderson	Paul Jacobson
Director of Investor Relations	VP Corporate Communications
303-293-2992	303-293-2992

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EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(in thousands)

Assets
Current assets:
Cash and cash equivalents	$74,518	$28,793
Accounts receivable	6,011	-
Marketable securities	9,758	-
Other current assets	3,611	964
Total current assets	93,898	29,757
Restricted cash	3,910	5,198
Plant construction in progress and mineral rights	45,295	71,612
Property and equipment, net of accumulated depreciation	106,432	4,679
Other assets	2,784	2,926
	$252,319	$114,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,695	$1,303
Accrued liabilities	6,572	8,365
Other current	475	179
Total current liabilities	14,742	9,847
Deferred revenue, less current portion	6,732	6,751
Asset retirement obligation	5,626	3,558
Deferred rent and other liabilities, less current portion	235	375
Total liabilities	27,335	20,531

Stockholders’ equity:
Total stockholders’ equity	224,984	93,641
	$252,319	$114,172

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)
	(in thousands, except for per share data)

Operating revenues:
Mining	$12,675	$—	$35,937	$—
K-Fuel refined coal	228	—	420	—
License revenue	42	5	319	787
Consulting and other	(16)	26	34	197
Total operating revenue	12,929	31	36,710	984

Operating expenses:
Coal mining operating costs	11,598	—	32,311	—
General and administrative	9,314	11,370	28,842	20,588
Plant start-up costs	9,159	—	26,332	1,522
Depreciation, depletion and amortization	1,913	231	5,526	773
Research and development	347	430	1,438	1,605
Cost of licensing and consulting revenue	34	—	134	401
Bad debt and asset impairment	335	—	335	1,255
Total operating expenses	32,700	12,031	94,918	26,144

Operating loss	(19,771)	(12,000)	(58,208)	(25,160)

Other income (expense):
Other (expense) income, net	(2)	—	1,080	(16)
Interest income, net	1,376	412	5,601	1,863

Total other income	1,374	412	6,681	1,847

Net loss	$(18,397)	$(11,588)	$(51,527)	$(23,313)

Basic and diluted net loss per common share	$(0.23)	$(0.17)	(0.66)	$(0.35)
Weighted-average common shares outstanding	80,355	68,281	77,783	66,399

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005
	(in thousands)

Operating activities:
Net loss	$(51,527)	$(23,313)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense to employees and other	11,498	10,995
Depreciation, depletion and amortization	5,526	773
Asset impairment loss and bad debt	335	1,255
Asset retirement obligation accretion	229	103
Other	(64)	2
Changes in operating assets and liabilities:
Accounts receivable	(1,402)	—
Accounts receivable from related parties	—	750
Inventory	941	(64)
Prepaids and other assets	(808)	(327)
Deferred revenue and other current obligations	278	(718)
Accounts payable and accrued expenses	4,559	(1,527)

Cash used in operating activities	(30,435)	(12,071)

Investing activities:
Purchases of construction in progress	(41,455)	(47,084)
Purchase of property, plant and equipment	(5,172)	(851)
Cash paid for acquisition, net of cash received	(36,913)	(573)
Purchases of marketable securities	(17,733)	—
Proceeds from marketable securities	7,974	—
Restricted cash	1,287	(1,798)
Other	(928)	322

Cash used in investing activities	(92,940)	(49,984)

Financing Activities:
Proceeds from sale or exercise of options and warrants	24,619	11,699
Proceeds from issuance of common stock, net of offering costs	144,559	—
Payments on capital leases and notes payable	(78)	(232)
Cash provided by financing activities	169,100	11,467
Increase (decrease) in cash and cash equivalents	45,725	(50,588)
Cash and cash equivalents, beginning of year	28,793	79,381
Cash and cash equivalents, end of year	$74,518	$28,793